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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
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Digi International Inc.
(Name of Issuer)
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Common Stock
(Title of Class of Securities)
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253798102
(CUSIP Number)
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December 31, 2007
(Date of Event Which Requires Filing of this Statement)
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Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[X]Rule 13d-1(b)
[ ]Rule 13d-1(c)
[ ]Rule 13d-1(d)
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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 253798102
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1. Names of Reporting Persons. I.R.S. Identification Nos.
of above
2. persons (entities only).
Mesirow Financial Investment Management
IRS Identification No. 36-3429599
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2. Check the Appropriate Box if a Member of a Group.? N/A?
(a)?
(b)
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3. SEC Use Only
4. Citizenship or Place of Organization Illinois
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Number of Shares Beneficially Owned by Each Reporting Person With
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5.
Sole Voting Power 692,146
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6.
Shared Voting Power 0
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7.
Sole Dispositive Power 1,258,802
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8.
Shared Dispositive Power 0
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9.
Aggregate Amount Beneficially Owned by Each Reporting Person 1,258,802
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10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares N/A
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11.
Percent of Class Represented by Amount in Row (9) 5.34%
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12.
Type of Reporting Person (See Instructions) IA
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CUSIP No. 253798102
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Item 1.
(a) Name of Issuer: See Cover
(b)
?Address of Issuer's Principal Executive Offices:
11001 Bren Road East
Minnetonka, MN 55343
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Item 2.
(a)Name of Person Filing
See item 1 on page 1
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(b)Address of Principal Business Office or, if none, Residence:
350 N. Clark Street
Chicago, IL 60610
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(c)Citizenship: See item 4 on page 1
(d)Title of Class of Securities: See cover page
(e)CUSIP Number: See cover page?
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Item 3.
If this statement is filed pursuant to 240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:
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(a)[ ]Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)[ }Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[ ]Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).
(d)[ ]Investment company registered under section 8 of the Investment
Company Act of 1940 (15 U.S.C 80a-8).
(e)[X]An investment adviser in accordance with 240.13d-1(b)(1)(ii)
(E);
(f)[ ]An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
(g)[ ]A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
(h)[ ]A savings associations as defined in Section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813);?
(i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company
Act of 1940 (15 U.S.C. 80a-3);?
(j)[ ]Group, in accordance with 240.13d-1(b)(1)(ii)(J).
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Item 4.
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Ownership
(a) Amount beneficially owned: See item 9 on page 1.
(b) Percent of class: See item 11 on page 1.
( c) Number of shares as to which such person has voting and dispositive powers (sole and shared): See items 5-8 on page 1.
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Item 5.
Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
beneficial owner of more than five percent of the class of securities, check the following [].? N/A
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Item 6.
Ownership of More than Five Percent on Behalf of Another Person.
N/A
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Item 7.
Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company or
Control Person. N/A
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Item 8.
Identification and Classification of Members of the Group. N/A
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Item 9.
Notice of Dissolution of Group. N/A
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Item 10.
Certification
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By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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SIGNATURE
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After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.
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Dated: January 23,2008
Mesirow Financial Investment Management
By: /s/ Dan Leonard
Title: Vice President